Exhibit 99.55

CORD BLOOD AMERICA ACQUIRES CURESOURCE ASSETS, UMBILICAL CORD BLOOD STORAGE COMPANY HEADQUARTERED IN SOUTH CAROLINA

LOS ANGELES, CA. and CHARLESTON, S.C.  August 29, 2007 - Cord Blood America, Inc. (OTC Bulletin Board: CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families in all 50 states and internationally, today announced that it has acquired the assets of CureSource, Inc., a private umbilical cord blood storage company headquartered in Charleston, South Carolina.

“This is our third asset purchase as we continue to grow Cord Blood America into a major umbilical cord blood storage company worldwide,” said Matthew Schissler, Chairman and CEO.  Details of the transaction were not made public.  CureSource™, founded in 2003, is known for offering affordable service and for the careful attention it provides families storing their umbilical cords for possible future medical use.

CureSource™ currently serves families throughout the U.S.   “We are pleased with this transaction because Cord Blood America believes, as we do, in affordable service and taking care of the needs of the families,” said CureSource Chairman Donald P. DeLuca, Sr.

“The CureSource transaction provides us with additional customers, and with a new territory to broaden the sales channels that the CureSource staff vigorously developed.  This transaction extends Cord Blood America’s geographic reach and ensures that we are one of the companies coming out on top as the industry consolidates,” Mr. Schissler said.  “We view this as another major positive for our Company and our investors.”

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

    CONTACT:

    Paul Knopick

    E & E Communications

    949/707-5365

    pknopick@eandecommunications.com

SOURCE Cord Blood America, Inc.